Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amendment and Restatement of the 2004 Performance Incentive Plan of ISTA Pharmaceuticals, Inc., of our reports dated March 1, 2006, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc. which are included in its Annual Report (Form 10-K) for the year ended December 31, 2005, ISTA Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ISTA Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 19, 2006